UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 10, 2014

MAGNEGAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51883	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

150 Rainville Road

Tarpon Springs, FL 34689

 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

Not applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2014, MagneGas Corporation (the “Company”) signed a Stock Purchase Agreement (the “Agreement”) with the Robert A. Ficocelli Revocable Trust, Robert A Ficocelli and Stephen R. Homer (each, a Seller Party and together, the “Seller Parties”), the holders of all of the issued and outstanding capital stock (the “ESSI Shares”) of Equipment Sales and Service, Inc., a Florida corporation (“ESSI”), pursuant to which the Company agreed to purchase, and the Seller Party agreed to sell, all the ESSI Shares for a total purchase price of Three Million Dollars ($3,000,000).

ESSI operates a business of sales and distribution of gases based from its headquarters in Pinellas Park, Florida.

The closing of our purchase of the ESSI Shares shall occur on a date mutually agreed upon by the parties but in no event later than November 14, 2014.Upon the closing of this transaction, we have agreed to enter into a lease agreement for the premises at Pinellas Park, Florida that currently serves as ESSI’s corporate headquarters. Additionally, each Seller Party has agreed to execute a non-competition and non-solicitation agreement in connection with the closing.

The foregoing description of the terms of the Agreements are qualified in its entirety by reference to the provisions of the Agreements filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Stock Purchase Agreement, dated October 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNEGAS CORPORATION

Date: October 17, 2014	By:	/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer